Exhibit 99.3
Wave Announces Closing of Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares

Lee, MA - May 27, 2015 - Wave Systems Corp. (NASDAQ: WAVX) today announced the closing of its previously announced underwritten public offering of 7,300,000 units with each unit consisting of one share of Class A common stock and a warrant to purchase 0.5 shares of Class A common stock, at a public offering price of $0.65 per unit. The Company also today announced the underwriter fully exercised its option to purchase an additional 1,095,000 shares of Class A common stock and warrants to purchase up to 547,500 shares of Class A common stock. Net proceeds to the Company from the offering, after deducting underwriting discounts and commissions, are expected to be approximately $5.1 million.

The Company expects to use the net proceeds from the offering for working capital purposes.

Roth Capital Partners acted as the sole manager for the offering.

The offering of the shares was made under the Company’s effective shelf registration statement (File No. 333-200316) filed with the Securities Exchange Commission (the “SEC”). The offering was made only by means of a prospectus supplement and the accompanying prospectus forming part of the effective registration statement, final copies of which may be obtained from the EDGAR Filings website at www.sec.gov or from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, (800) 678-9147 or email: rothecm@roth.com or by accessing the SEC’s website, www.sec.gov.

About Wave Systems
Wave Systems Corp. reduces the complexity, cost and uncertainty of authentication and data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave is a leading expert in this growing trend and is leading the way with first-to-market solutions and helped shape standards through its board seat on the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements
This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Wave assumes no duty to and does not undertake to update forward-looking statements.
For more information please contact:

Wave Systems Corp.                 Investor Relations
Walter A. Shephard, CFO            David Collins, Chris Eddy
(413) 243-1600                    (212) 924-9800
investors@wave.com                wavx@catalyst-ir.com